Exhibit 10.1
FORM OF
VOTING AGREEMENT
     This VOTING AGREEMENT (“Voting Agreement”) is made and entered into as of October 18, 2006 by and between AmericanWest Bancorporation, a Washington corporation (“AmericanWest”), and the signatory hereto (“Shareholder”).
     WHEREAS, AmericanWest and Far West Bancorporation, a Utah corporation (“Far West”), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Far West will be merged (the “Merger”) with and into AmericanWest, and Far West Bank, a Utah bank and a wholly-owned subsidiary of Far West (“Far West Bank”), will be merged with and into AmericanWest Bank, a Washington banking corporation and a wholly-owned subsidiary of AmericanWest (“AmericanWest Bank”), and pursuant to which Shareholder will receive, for each share of Far West common stock (“Far West Common Stock”) held, such consideration as set forth in the Merger Agreement for all of Shareholder’s shares of Far West Common Stock; and
     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, AmericanWest has required that Shareholder, solely in Shareholder’s capacity as a Far West shareholder, enter into, and Shareholder has agreed to enter into, this Voting Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration (the receipt, adequacy and sufficiency of which the parties hereby acknowledge by their execution hereof), the parties hereby agree as follows:
     1. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to AmericanWest as follows:
     (a) Authority. Shareholder has all necessary power and authority to enter into this Voting Agreement and perform all of such Shareholder’s obligations hereunder. This Voting Agreement has been duly and validly executed and delivered by Shareholder (and Shareholder’s spouse, if the Shares (as defined below) constitute joint or community property) and constitutes a valid and binding agreement of and is enforceable against Shareholder, and Shareholder’s spouse, as the case may be, in accordance with its terms.
     (b) Ownership of Shares. Shareholder is the beneficial owner or record holder of the number of shares of Far West Common Stock indicated under Shareholder’s name on the signature page hereto (the “Existing Shares”, and together with any shares of Far West Common Stock acquired by Shareholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the shares of Far West Common Stock owned of record or beneficially by Shareholder. With respect to the Existing Shares, subject to applicable community property laws, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Voting Agreement.
     (c) No Conflicts. Neither the execution and delivery of this Voting Agreement nor the performance by Shareholder of Shareholder’s obligations hereunder will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Shareholder is a party or by which Shareholder or the Shares are bound.

2. Voting Agreement and Agreement Not to Transfer.
     (a) Voting. Shareholder hereby agrees to vote all of the Shares held by Shareholder (i) in favor of the principal terms of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Far West under the Merger Agreement; and (iii) except with the prior written consent of AmericanWest, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Far West or Far West Bank; (B) any sale, lease or transfer of a material amount of the assets of Far West or Far West Bank; (C) any change in the majority of the board of directors of Far West; (D) any material change in the present capitalization of Far West; (E) any amendment of Far West’s Articles of Incorporation or the equivalent organizational documents of Far West Bank; (F) any other material change in the corporate structure or business of Far West or Far West Bank; or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to AmericanWest of the transactions contemplated by the Merger Agreement. Shareholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.
     (b) Transfers. Shareholder hereby agrees not to (i) sell, transfer, assign or otherwise dispose of any of his or her Shares without the prior written consent of AmericanWest, other than Shares sold or surrendered to pay the exercise price of any stock options or to pay taxes or satisfy Far West’s withholding obligations with respect to any taxes resulting from such exercise or (ii) pledge, mortgage or encumber such Shares. Any permitted transferee of Shares must become a party to this Voting Agreement and any purported transfer of Shares to a person or entity that has not become a party hereto shall be null and void.
     3. Cooperation. Shareholder agrees that he or she will not directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of Far West or Far West Bank or the acquisition of voting securities of Far West or Far West Bank or any business combination between Far West or Far West Bank and any person other than AmericanWest and AmericanWest’s affiliates.
     4. Shareholder Capacity. Shareholder is entering this Voting Agreement in his or her capacity as the record or beneficial owner of Shareholder’s Shares, and not in his or her capacity as a director of Far West or Far West Bank. Nothing in this Voting Agreement shall be deemed in any manner to limit the discretion of Shareholder to take any action, or fail to take any action, in his or her capacity as a director of Far West or Far West Bank, that may be required of Shareholder in the exercise of his or her duties and responsibilities as a director of Far West or Far West Bank.
     5. Termination. The obligations of Shareholder hereunder shall terminate upon the consummation of the Merger. If the Merger is not consummated, the obligations of Shareholder hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms; provided that if, in the event of such termination, Far West is required to pay AmericanWest a termination fee specified in Section 8.02 of the Merger Agreement, those obligations set forth in

Sections 2(a)(ii), 2(a)(iii)(G) and the last sentence of Section 2(a) hereof shall survive until Far West pays the specified termination fee to AmericanWest. In addition, if Far West is required to pay AmericanWest a termination fee specified in Section 8.02 of the Merger Agreement, Far West’s payment of the termination fee is the sole remedy for any breach of this Voting Agreement. The “Termination Date” for any particular provision hereunder shall be the date of termination of Shareholder’s obligations for such provision.
     6. Specific Performance. Shareholder acknowledges that damages would be an inadequate remedy to AmericanWest for an actual or prospective breach of this Voting Agreement and that the obligations of Shareholder hereto shall be specifically enforceable.
     7. Liability. Notwithstanding any breach of this Voting Agreement by Shareholder, if the Merger is completed on substantially the same terms as contemplated by the Merger Agreement, no liability will accrue to Shareholder.
     8. Miscellaneous.
     (a) Definitional Matters.
          (i) Unless the context otherwise requires, “person” shall mean a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).
          (ii) All capitalized terms used but not defined in this Voting Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.
          (iii) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.
     (b) Entire Agreement. This Voting Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
     (c) Parties in Interest. This Voting Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Voting Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Voting Agreement.
     (d) Assignment. This Voting Agreement shall not be assigned without the prior written consent of the other party hereto; provided, that AmericanWest may assign any of its rights and obligations hereunder to any of its affiliates.
     (e) Modifications. This Voting Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.
     (f) Severability. If any provision of this Voting Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Voting Agreement, shall not be affected.
     (g) Governing Law. This Voting Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Utah without regard to the conflicts of law principles thereof.
     (h) Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Voting Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not it proceeds to judgment) and (b) any post judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.
     (i) Validity. The invalidity or unenforceability of any provision of this Voting Agreement shall not affect the validity or enforceability of any other provision of this Voting Agreement, each of which shall remain in full force and effect.
     (j) Counterparts. This Voting Agreement may be executed in two or more counterparts or facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     (k) Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):
     If to AmericanWest, to:
AmericanWest Bancorporation
Address: 41 West Riverside Avenue, Suite 400
Spokane, Washington 99201
Telephone: (509) 344-5329
Facsimile: (509) 465-9618
Attention: Robert M. Daugherty
     with a copy to:
Lewis, Rice & Fingersh, L.C.
500 North Broadway, Ste. 2000
St. Louis, MO 63102
Telephone: (314) 444-7600

Facsimile: (314-612-7613

Attention: Thomas C. Erb
     If to Shareholder, to the address noted on the signature page hereto.
     [the remainder of this page intentionally left blank; signatures appear on next page]

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

AMERICANWEST BANCORPORATION
By:
	Name:	R. Blair Reynolds
	Title:	Executive Vice President and General Counsel

SHAREHOLDER:

Name:

Number of Shares:

Number of Stock Options:

Address for Notices: